Exhibit 5

[Letterhead of Lawrence L. Hooper, Jr.]

April 27, 2005

The Adams Express Company
Seven St. Paul Street
Suite 1140
Baltimore, Maryland   21202

Ladies and Gentlemen:

I am Vice President and General Counsel of The Adams Express Company, a Maryland corporation (the “Company”), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Act”), shares of Common Stock, par value $1.00 per share, of the Company (“Common Stock”), which may be delivered from time to time pursuant to The Adams Express Company 2005 Equity Incentive Compensation Plan (the “Plan”).

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed, including the Registration Statement and the corporate proceedings taken by the Company in connection with the authorization of the shares of Common Stock to be delivered from time to time pursuant to the Plan. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued shares of Common Stock delivered from time to time in accordance with the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the reference to me and this opinion in the Registration Statement and the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Maryland (as well as the applicable provisions of the Maryland Constitution and applicable reported judicial decisions) and the Federal laws of the United States.

Very truly yours,

/s/ LAWRENCE L. HOOPER, JR.

Lawrence L. Hooper, Jr.